EXHIBIT 99.1

Date:     July 28, 2003

Contact:  Mendo Akdag, CEO

Phone:    (954) 979-5995

Fax:      (954) 971-0544


PETMED EXPRESS D/B/A 1-800-PETMEDS ANNOUNCES FIRST QUARTER FINANCIAL RESULTS - RECORD SALES OF $30.4 MILLION

Pompano Beach, Florida, July 28, 2003 - PetMed Express, Inc. (OTCBB: PETS) today announced results for the quarter ended June 30, 2003. Net sales for the three months ended June 30, 2003 were $30.4 million, compared to $14.8 million for the three months ended June 30, 2002, an increase of 105%. Net income was $1,433,000, or $.08 per share, $.06 diluted per share, for the quarter, compared to net income of $902,000 or $.05 per share, $.04 diluted per share, for same quarter in fiscal 2003, an increase of 59%.

Mendo Akdag, CEO, commented: "We are very pleased with our first quarter results during our peak season. In addition to the sharp increase in sales and profits for the quarter, our reorder sales increased 117%, from $5.8 million to $12.5 million for the three months ended June 30, 2002 and 2003, respectively. We also reported new customer growth of approximately 234,000 customers for the quarter, and approximately 49% of all orders were placed on our website for the quarter in comparison to 39% for the same period prior year."

On Tuesday, August 12, 2003 at 5 p.m. Eastern Daylight Time, Mr.
Akdag, CEO, will host a conference call to review the first quarter financial results of fiscal 2004. The associated quarterly filing will be issued before the market opens on August
11, 2003.

To access the call, which is open to the public, call (888) 395-1810 (toll free) 15 minutes prior to the scheduled start time. Callers will be required to supply EARNINGS as the passcode. Callers will be placed on hold with music until the call begins.

If you are unable to participate in the live event, the call will be available for replay from 8 p.m. on August 12 until August 27 at 11:59 p.m. To access the replay, call (800) 925-4890 (toll free), and enter passcode 5500.

Founded in 1996, PetMed Express is America's largest pet pharmacy, delivering prescription and non-prescription pet medications, health and nutritional supplements at competitive prices through the PetMed Express catalog, customer service representatives, and on the Internet through its website at www.1800PetMeds.com.
-------------------

This press release may contain "forward-looking" statements, as defined in the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission, that involve a number of risk and uncertainties, including the Company's ability to meet the objectives included in its business plan. Important factors that could cause results to differ materially from those indicated by such "forward-looking" statements are set forth in Management's Discussion and Analysis or Plan of Operations in the PetMed Express Annual Report on Form 10-KSB for the year ended March 31, 2003.

For investment relations contact PetMed Express, Inc., Pompano
Beach, Mendo Akdag, CEO, 954-979-5995.

                               ###

                         99.1 page 1 - 2

                   PETMED EXPRESS, INC. AND SUBSIDIARIES
                        FINANCIAL HIGHLIGHTS

               CONDENSED CONSOLIDATED STATEMENTS OF INCOME

                                                     Three Months Ended June 30,
                                                         2003             2002
                                                    -------------    -------------
Sales                                               $  30,387,563    $  14,830,755
Cost of sales                                          18,582,680        8,568,253
                                                    -------------    -------------
Gross profit                                           11,804,883        6,262,502
                                                    -------------    -------------

Operating expenses:
      General and administrative                        3,021,254        2,083,423
      Advertising                                       6,508,990        2,807,180
      Depreciation and amortization                       127,351           80,664
                                                    -------------    -------------
 Total operating expenses                               9,657,595        4,971,267
                                                    -------------    -------------

 Income from operations                                 2,147,288        1,291,235
                                                    -------------    -------------

 Other income (expense):
      Interest expense                                     (2,681)          (5,590)
      Interest income                                       2,149            4,133
      Other, net                                              608            2,335
                                                    -------------    -------------
 Total other income (expense)                                  76              878
                                                    -------------    -------------

 Income before provision for income taxes               2,147,364        1,292,113

 Provision for income taxes                               714,780          389,784
                                                    -------------    -------------
 Net income                                         $   1,432,584    $     902,329
                                                    =============    =============

 Net income per common share:
       Basic                                        $        0.08    $        0.05
                                                    =============    =============
       Diluted                                               0.06             0.04
                                                    =============    =============

 Weighted average number of common shares
 outstanding:
       Basic                                           19,010,438       16,590,779
                                                    =============    =============
       Diluted                                         23,012,611       20,092,544
                                                    =============    =============

                             BALANCE SHEET DATA

                                                       June 30,         March 31,
                                                         2003             2003
                                                    -------------    -------------
                                                     (Unaudited)


 Working capital                                    $   5,564,699    $   3,017,641
 Total assets                                          12,831,377        9,025,796
 Total liabilities                                      4,620,302        3,433,108
 Total shareholders' equity                             8,211,075        5,592,688




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